Exhibit 99.1
P R E S S R E L E A S E
For Immediate Release
Wednesday, October 14, 2009
STATER BROS. MARKETS
COMPLETES SALE OF SANTEE DAIRIES
SAN BERNARDINO, CALIFORNIA — Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings, Inc. has announced today that the company’s wholly owned subsidiary, Stater Bros. Markets, has completed the sale of Santee Dairies to Dean Foods, America’s largest processor and distributor of milk and other dairy products.
Mr. Brown stated, “The future growth of Santee Dairies products was limited because most potential customers are competing supermarket chains that already operate their own dairies.”
“At Stater Bros., we try to do the ‘Right Thing ... for the Right Reason.’ The right thing is to sell Santee Dairies to Dean Foods to ensure the continued growth of Santee. The right reason is to protect the future of the Santee ‘Family’ of Employees.”
Dean Foods sells products under more than 50 familiar local and regional brands.
Dean Foods manufactures products in more than 100 facilities in 40 states and employs more than 26,000 people.
Brown further added, “This sale was clearly the best decision for the future growth of Santee Dairies. Stater Bros. Markets will continue to purchase Santee’s fine dairy products, including Stater Bros. Milk, ValuTime Milk, Knudsen Milk, and Arnold Palmer tea products.”
STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FAMILIES FOR OVER 73 GOLDEN YEARS
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